UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___*)


                   Insurance Management Solutions Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001063167
              -----------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d-1(b)

                              [ ]   Rule 13d-1(c)

                              [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Independent Foundation for the Pursuit of Charitable Endeavors, Ltd.
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [ ]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                0
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               See item 4
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              0
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 See item 4
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See item 4
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       See item 4
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
====== =========================================================================



                               Page 2 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Cayman National Trust Co., Ltd.
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)  [ ]
                                                                       (b)  [ ]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                0
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               See item 4
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              0
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 See item 4
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       See item 4
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       See item 4
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
====== =========================================================================



                               Page 3 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Venture II Trust
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)  [ ]
                                                                       (b)  [ ]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                0
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               700,000 (see item 4)
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              0
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 700,000 (see item 4)
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       700,000 (see item 4)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.5% (see item 4)
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       OO
====== =========================================================================



                               Page 4 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Venture Capital Corporation
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)  [ ]
                                                                       (b)  [ ]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                0
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               700,000 (see item 4)
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              0
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 700,000 (see item 4)
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       700,000 (see item 4)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.5%
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO
====== =========================================================================



                               Page 5 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Western International Insurance Company
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)  [ ]
                                                                       (b)  [ ]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                0
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               700,000 (see item 4)
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              0
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 700,000 (see item 4)
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       700,000 (see item 4)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.5%
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IC
====== =========================================================================



                               Page 6 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


    Item 1(a).   Name of Issuer:

                 Insurance Management Solutions Group, Inc.

    Item 1(b).   Address of Issuer's Principal Executive Offices:

                 360 Central Avenue
                 St. Petersburg, Florida  33701

    Item 2(a).   Name of Person Filing:

                 This statement is filed jointly by each of the following persons pursuant to Rule 13d-1(k) promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (i) Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., ("IFPCE"), a not for profit Cayman company which possesses certain discretionary powers with respect to the appointment of certain trusts which may be deemed to beneficially own shares of Common Stock; (ii) Western International Insurance Company, a Cayman corporation ("Western"), as a direct beneficial owner of Common Stock;
                 (iii) Venture Capital Corporation, a Cayman corporation ("Venture"), as the direct parent corporation of Western, (iv) Venture II Trust ("Venture Trust"), a discretionary charitable trust which owns all of the outstanding shares of Venture; and
                 (v) Cayman National Trust Co., Ltd., a Cayman corporation ("Cayman National"), as the sole trustee of Venture Trust.

                 Information with respect to each of the reporting persons is given solely by such reporting person, and no reporting person assumes responsibility for the accuracy or completeness of information provided by another reporting person. By their signatures on this statement, each of the reporting persons agrees that this statement is filed on behalf of such reporting person.



                               Page 7 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


    Item 2(b).   Address of Principal Business Office or, if none, Residence:

                 Independent Foundation for the     P.O. Box 1369 GT
                   Pursuit of Charitable            Fort Street
                   Endeavors, Ltd.                  Grand Cayman, Cayman Islands
                 Venture Capital Corporation        British West Indies
                 Venture II Trust
                 Western International Insurance Company

                 Cayman National Trust Co., Ltd.    200 Elgin Avenue
                                                    P.O. Box 1790 GT
                                                    Grand Cayman, Cayman Islands
                                                    British West Indies

    Item 2(c).   Citizenship:

                 See Item 2(a).

    Item 2(d).   Title of Class of Securities:

                 Common Stock

    Item 2(e).   CUSIP Number:

                 0001063167

    Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 Not applicable



                               Page 8 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


    Item 4.      Ownership

                 (a)-(b)

                 As of January 31, 2000, Western was the registered owner of 700,000 shares of the Issuer's Common Stock, or approximately 5.5% of the outstanding Common Stock. By virtue of the relationship between Western and each of Venture, Venture Trust and Cayman National, each of Venture, Venture Trust and Cayman National may be deemed to possess indirect beneficial ownership of the shares of the Issuer's Common Stock beneficially owned by Western. IFPCE is a not for profit corporation that possesses certain discretionary powers with respect to Venture Trust and Bankers International Financial Corporation II Trust (the "BIFC Trust"), an entity unrelated to Venture Trust. As of January 31, 2000, the BIFC Trust, a discretionary charitable trust, and its affiliates, may have been deemed to possess indirect beneficial ownership of 8,021,400 shares of the Issuer's Common Stock or approximately 63.3% of the outstanding Common Stock. Pursuant to each trust's declaration of trust, IFPCE possesses the discretionary power to (i) direct the trustee to appoint the trust fund to another trust for the benefit of the beneficiaries and (ii) remove the trustee and appoint one or more new trustees. The filing of this statement by IFPCE and Cayman National shall not be construed as an admission that either IFPCE or Cayman National is for the purposes of Section 13(d) or Section 13(g) of the Exchange Act, the beneficial owner of (or possesses the power to vote or direct the vote of) any securities covered by this statement.

                 (c)

                                                         Sole          Shared            Sole            Shared
                 Reporting                              Voting         Voting        Dispositive      Dispositive
                 Person                                 Power          Power            Power            Power
                 ---------                              ------         ------        -----------      -----------
                 Independent Foundation for the
                    Pursuit of Charitable                             See Item                          See Item
                    Endeavors, Ltd.                        0          4(a)-(b)            0             4(a)-(b)
                 Cayman National Trust Co.,                           See item                          See item
                    Ltd.                                   0          4(a)-(b)            0             4(a)-(b)
                 Venture II Trust                          0          700,000             0             700,000
                 Venture Capital Corporation               0          700,000             0             700,000
                 Western International Insurance
                    Company                                0          700,000             0             700,000



                               Page 9 of 20 Pages

--------------------------------------
CUSIP No. 0001063167
--------------------------------------


    Item 5.      Ownership of Five Percent or Less of a Class.

                 Not applicable

    Item 6.      Ownership  of  More  than  Five  Percent  on  Behalf of Another
                 Person.

                 Not applicable

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not applicable

    Item 8.      Identification and Classification of Members of the Group.

                 Not applicable

    Item 9.      Notice of Dissolution of Group.

                 Not applicable

    Item 10.     Certification.

                 Not applicable



                               Page 10 of 20 Pages

                                    SIGNATURE


          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

          Date: March 22, 2000

                                         INDEPENDENT FOUNDATION FOR THE PURSUIT
                                           OF CHARITABLE ENDEAVORS, LTD.



                                         By:  /s/  David K. Meehan
                                            -----------------------------------
                                            Name:  David K. Meehan
                                                   Attorney-in-fact



                                         CAYMAN NATIONAL TRUST CO., LTD.



                                         By:  /s/  David K. Meehan
                                            -----------------------------------
                                            Name:  David K. Meehan
                                                   Attorney-in-fact



                                         VENTURE II TRUST



                                         By:  /s/  David K. Meehan
                                            -----------------------------------
                                            Name:  David K. Meehan
                                                   Attorney-in-fact



                                         VENTURE CAPITAL CORPORATION



                                         By:  /s/  David K. Meehan
                                            -----------------------------------
                                            Name:  David K. Meehan
                                                   Attorney-in-fact



                               Page 11 of 20 Pages

                                         WESTERN INTERNATIONAL INSURANCE COMPANY



                                         By:  /s/  David K. Meehan
                                            -----------------------------------
                                            Name:  David K. Meehan
                                                   Attorney-in-fact



                               Page 12 of 20 Pages

Exhibits

   1 Agreement of Joint Filing, dated March 22, 2000, among Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., Cayman National Trust Co., Ltd., Venture II Trust, Venture Capital Corporation and Western International Insurance Company.

   2 Power of Attorney for each of Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., Cayman National Trust Co., Ltd., Venture II Trust, Venture Capital Corporation and Western International Insurance Company.



                               Page 13 of 20 Pages